Exhibit 99.1

WAVE Life Sciences Prices Public Offering of 4,166,667 Ordinary Shares

CAMBRIDGE, Mass. – (BUSINESS WIRE) – April 12, 2017 – WAVE Life Sciences Ltd. (NASDAQ: WVE), a genetic medicines company focused on developing targeted therapies for patients impacted by rare diseases, announced today the pricing of its previously announced underwritten public offering of 4,166,667 of its ordinary shares at a price to the public of $24.00 per ordinary share. Net proceeds to WAVE Life Sciences from the offering are expected to be approximately $93.4 million, after deducting underwriting discounts and commissions and estimated offering expenses. All of the ordinary shares in the offering are being sold by WAVE Life Sciences. In addition, WAVE Life Sciences has granted the underwriters a 30-day option to purchase up to an additional 625,000 of its ordinary shares on the same terms and conditions. The offering is expected to close on or about April 18, 2017, subject to customary closing conditions.

Jefferies, Leerink Partners and Mizuho Securities are acting as joint book-running managers for the offering. JMP Securities and SunTrust Robinson Humphrey are acting as co-managers.

The offering is being made only by means of a prospectus and related prospectus supplement forming part of a shelf registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (“SEC”) on February 6, 2017. The preliminary prospectus supplement and accompanying base prospectus relating to the offering were filed with the SEC on April 11, 2017. The final prospectus supplement and the accompanying prospectus will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov, copies of which may be obtained, when available, from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, telephone: (212) 336-7460, e-mail: Prospectus_Department@Jefferies.com; Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, telephone: (800) 808-7525, ext. 6132, e-mail: syndicate@leerink.com; or from Mizuho Securities USA LLC, Attn: Equity Capital Markets, 320 Park Avenue, 12th Floor, New York, NY 10022-6815, telephone (212) 205-7600, email: US-ECM@us.mizuho-sc.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About WAVE Life Sciences

WAVE Life Sciences is a genetic medicines company with an innovative and proprietary synthetic chemistry drug development platform that WAVE is using to design, develop and commercialize a broad pipeline of first-in-class or best-in-class nucleic acid therapeutic candidates for genetically defined diseases. WAVE is initially developing oligonucleotides that target genetic defects to either reduce the expression of disease-promoting proteins or transform the production of dysfunctional mutant proteins into the production of functional proteins.

Media and Investor Contact:

WAVE Life Sciences

Jillian Connell, Investor Relations

617-949-2981

jconnell@wavelifesci.com